  Exhibit 99.1

202 Pride Lane SW Decatur, AL 35603 (256) 350-3873 - www.lakeland.com

      Lakeland Industries, Inc. Reports Fiscal 2021
First Quarter Financial Results

Revenues Increase 85% to $45.6 Million as Net Income Jumps to $8.6 Million, Both Record Levels;
Performance Driven by COVID-19 Demand as Manufacturing Capabilities and Operating Leverage Magnified;
Company Ends Quarter with Cash Increasing $8.9 Million to $23.5 Million

DECATUR, AL – June 9, 2020 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2021 first quarter ended April 30, 2020.

Fiscal 2021 First Quarter Financial Results Highlights
●
Net sales for 1Q21 of $45.6 million, up 84.7% as compared with 1Q20 of $24.7 million
●
1Q21 sales include approximately $11.2 million of demand directly attributable to COVID-19
●
Gross profit for 1Q21 of $22.1 million, compared with 1Q20 of $7.6 million
●
Gross margin as a percentage of net sales in 1Q21 was 48.6%, compared to 30.6% in 1Q20
●
Operating expenses of $9.8 million in 1Q21, up from $7.9 million in 1Q20
●
Operating profit of $12.4 million in 1Q21, up from an operating loss of $(315,000) in 1Q20
●
Net income of $8.6 million or $1.08 per basic common share in 1Q21, up from a net loss of $(465,000) or $(0.06) per basic common share in 1Q20
●
Earnings before interest, taxes, depreciation and amortization (EBITDA)* of $12.8 million, compared with $68,000 in 1Q20
●
Capital expenditures for fiscal 2021 first quarter were approximately $0.2 million, the same as in the comparable fiscal 2020 period
●
Cash of $23.5 million at 4/30/20, up 61% from $14.6 million at beginning of the fiscal year
●
$0.1 million in short term debt as of 4/30/20, down from $1.2 million at beginning of fiscal year
●
Stockholders’ equity at the end of 1Q21 increased by $8.5 million to $93.5 million from $85.0 million at the beginning of fiscal year
●
No shares were acquired in 1Q21 as part of the Company's $2.5 million stock repurchase program which was approved on July 19, 2016.

* EBITDA is a non-GAAP financial measure. Reconciliation is provided in the tables of this press release.

Management’s Comments

Charles D. Roberson, President and Chief Executive Officer of Lakeland Industries, stated, “Our fiscal 2021 first quarter performance was extraordinary with record setting financial results that validate our belief that owning our own manufacturing and having a resilient supply chain are essential to being a global leader in the PPE market. As a branded PPE provider, we are unique in owning our manufacturing facilities around the world and not relying on outsourced contractors. This important differentiator, combined with the capabilities of our ERP system that was recently installed in our U.S. operations, enabled us to scale our production output and manage our raw materials supply chain to not only achieve, but exceed our organic growth targets while contributing to the global pandemic response for emergency protective apparel.

“We are grateful to our global workforce and management team for their dedication to their coworkers, our customers and those in need. Their adherence to our safety protocols, at work and at home, and their willingness to work extended hours, led to record quarterly sales which increased by an impressive 85% to nearly $46 million. Leveraging our centralized operating systems and emerging data-centric planning processes, we were able to respond to the demand for our products relating to the COVID-19 pandemic while continuing to support and expand our traditional industrial customer base. Globally we have added in excess of 150 new industrial end users in the first quarter, with demand resulting from shortages attributable COVID-19, but not directly associated with COVID-19 applications, while over 180 new customers were added in the healthcare sector for what we believe are orders relating directly to coronavirus defense.

“Coronavirus-related demand added approximately $11.2 million to our fiscal 2021 first quarter sales. Approximately $6.8 million of these orders were fulfilled with products already in inventory. Additional sales which we believe were influenced by the coronavirus outbreak were not determinable. Gross margins benefited from improved manufacturing efficiencies resulting from a management decision to limit our product offering during the pandemic period that increased our manufacturing throughput beyond the increase in manufacturing capacity due to extended plant operations schedules. Gross margins also benefited by sales of inventory that had been fully or partially reserved in previous periods. On a consolidated basis for the first quarter, gross margin as a percentage of revenue reached a record 48.6%, compared to 30.6% in the prior year period and 37.7% in the fourth quarter of last year when we had approximately $1.0 million of COVID-19 related demand.

“As previously disclosed, in anticipation of continued heightened demand relating to COVID-19, we commenced manufacturing capacity expansion efforts. By the end of the first quarter, we had accelerated a previously planned expansion of our sealed seam manufacturing capacity by 30% which is principally used for our chemical product lines. This expansion required minimal investment, with total capital expenditures flat year-over-year at less than $200,000 in each period. Effective February 14, 2020, we increased the operating hours of certain facilities making disposable and select chemical garments which had previously been curtailed in order to draw down inventories. In aggregate, we estimate the scheduling changes amounted to a nearly 50% increase in capacity above our curtailment schedule and about 20% above our normal operating schedule. However, it should be noted that even with this significant increase in capacity, revenue for the first quarter of fiscal 2021 of $45.6 million would not have been attainable absent our inventory position at the onset of the pandemic.

The COVID-19 pandemic is unique among “black swan” events in terms of its breadth, global reach, and its duration, at a minimum 6 to 9 months but probably longer when considering global stockpiling of PPE for future events. As a result, the business risks upon exit from the pandemic are also different. While manufacturing over run and excess customer inventory remain a threat to our future sales, it may be mitigated by stockpiling that cannot begin until supply exceeds the immediate demand. We believe that we are only now reaching that point, as we are seeing attempts to begin stockpiling. The scope of this event will extend stockpiling efforts as the U.S., European Countries, China, and India will all likely seek to lay in stockpiles over time. Some will even attempt to build stockpiles prior to any potential “second wave” of COVID-19. Should we encounter a significant second wave of COVID-19, we may be thrust into a renewed heightened demand cycle. In either event, we believe that the recovery from the pandemic in terms of demand for PPE will be prolonged, extending into our fiscal 2021 fourth quarter, and that demand will be of sufficient quantity to offset any headwinds that the possibility of any lockdowns, supply chain issues or in factory COVID-19 outbreaks, or any potential recession, may generate.

“During the quarter, we encountered significant price increases in available raw materials and briefly adjusted our manufacturing from a maximum schedule of 12 hours per day to a normal schedule of 10 hours per day until we could confirm the level of demand at those price levels. We have since returned to a maximum capacity operating schedule. We are pleased that our new ERP system, procurement policies and supplier relationships enabled us to identify price and costing trends that guided our decision making on how to best allocate inventory and new production to capitalize on the surge in demand and new customers who came to Lakeland because they could not get quality products elsewhere.

“All of our major operating regions in the first quarter experienced increased sales, with growth most significant in the US and China. Demonstrating the diversification of our business and our ability to shift our manufacturing in response to significant demand changes, our geographic sales mix between the U.S. market and our foreign markets moved nearer to a 50/50 mix (50.7% and 49.3% respectively) during the quarter even as our product mix as a percent of sales shifted in favor of disposable product lines, which increased from 50.1% to 68.5%. All of our major operating regions were profitable in the quarter.

“Benefiting from higher sales volume, improved manufacturing efficiencies resulting in increased gross margins, resilient manufacturing capabilities, effective management of operating expenses, and an elevated inventory position at the onset of the pandemic, our operating leverage was magnified. Our pre-tax operating margin was in excess of 27%, as compared with less than 6% in each of the last two fiscal years. Net income in the first quarter jumped to $8.6 million, up from a loss in the prior year period. Adjusted free cash flow was nearly $12 million in the first quarter and we ended the quarter with $23.5 million in cash. While COVID-19 has presented unprecedented conditions that have materially improved our financial position, we remain on a higher trajectory for organic growth and have built an environment of operational excellence, supported by our ERP system, which is currently only installed in our U.S. operations, and only impacts approximately 50% of our business, that we believe will benefit our financial performance and organic market share attainment for the foreseeable future.”

Fiscal 2021 First Quarter Financial Results

Net sales were $45.6 million for the three months ended April 30, 2020, as compared to $24.7 million for the three months ended April 30, 2019. On a consolidated basis for the first quarter of fiscal 2021, domestic sales were $23.1 million or 51% of total revenues and international sales were $22.5 million or 49% of total revenues. This compares with domestic sales of $12.9 million or 52% of the total and internationals sales of $11.8 million or 48% of the total in the same period of fiscal 2020.

The Company experienced organic growth across all product lines except high visibility/reflective. Disposable and chemical product lines relating to COVID-19 demand were the primary result for the substantial increase in sales. Sales were fulfilled from a work down of finished goods in inventory and increased production capacity. Direct COVID-19 related demand resulted in approximately $11.2 million of sales. Sales in all major foreign operations experienced year-over-year growth. Foreign exchange currency translations negatively impacted sales in the UK/Europe, Canada, and China as reported on a consolidated basis in US dollars by approximately $0.3 million or 0.7% in the fiscal 2021 first quarter.

Gross profit of $22.1 million for fiscal 2021 first quarter increased from $7.6 million for the same period of the prior year. Gross profit as a percentage of net sales was 48.6% for the fiscal 2021 first quarter, an increase of 18 percentage points from 30.6% a year ago. Gross margin in dollars benefited from higher volume which in part resulted from easing of ERP implementation issues in the prior year period and overall improved factory utilization on higher sales. The higher gross margin as a percentage of sales reflects the significantly higher level of sales, select price increases, manufacturing efficiencies stemming from increased production hours and reduced product variations to isolate higher production runs on fewer garment lines, and fully and partially reserved stock sold into COVID-19 demand.

Operating expenses increased 24.2% to $9.8 million for the three months ended April 30, 2020 from $7.9 million for the three months ended April 30, 2019. Operating expenses as a percentage of net sales was 21.4% for the three months ended April 30, 2020, compared to 31.9% for the same period of the prior year . The majority of the increase in operating expenses relate to higher selling expenses, including shipping, commissions/compensation and advertising and marketing.

Lakeland reported operating profit of $12.4 million for the three months ended April 30, 2020, up from an operating loss of $(315,000) million for the three months ended April 30, 2019. Operating margins were 27.1% for the three months ended April 30, 2020 and (1.3)% for the prior year period.

Income tax expense consists of federal, state and foreign income taxes. Income tax expense was $3.7 million for the three months ended April 30, 2020, compared to $0.1 million for the three months ended April 30, 2019. The Company’s approximate NOL balance for federal was $6.6 million and for state was $22.6 million at April 30, 2020.

The Company reported net income of $8.6 million or $1.08 per basic and $1.07 per diluted share for the three months ended April 30, 2020, compared to the net loss of $(465,000) or $(0.06) per basic share for the three months ended April 30, 2019. The improved results for three months ended April 30, 2020 as compared to the prior period reflects higher sales, elevated gross margin, expense management and enhanced operating efficiencies due in part to the ERP system and factory utilization.

As of April 30, 2020, Lakeland had cash and cash equivalents of approximately $23.5 million as compared to $14.6 million at January 31, 2020. The increase in cash from the end of fiscal 2020 primarily is a result of increased profitability and inventory reduction driven by the demand related to the COVID-19 response. Accounts receivable at April 30, 2020 increased $7.4 million from January 31, 2020 due to the increased level of sales. Days sales outstanding was approximately 50 at April 30, 2020. Accounts payable and accrued liabilities at April 30, 2020 increased by $900,000 to $11.8 million from $10.9 million at January 31, 2020.

Working capital at April 30, 2020 was $77.9 million, an increase from $66.9 million at January 31, 2020 The Company’s $20 million revolving credit facility had no borrowings as of April 30, 2020, which is unchanged from the prior year end. The Company paid off the term loan during the quarter. The Company had $0.1 million in short term borrowing outstanding at April 30, 2020, as compared with less than $1.2 million at January 31, 2020.

The Company incurred capital expenditures of approximately $0.2 million during the first quarter of fiscal 2021, essentially unchanged from the prior year period. Capital expenditures for all of fiscal 2021 are expected to be approximately $2 million, as compared with $1.0 million for all of fiscal 2020. A portion of the fiscal 2021 spending is allocated toward the phased global rollout of the ERP system but the majority will be targeted to capacity expansion and manufacturing efficiencies.

During the three-month period ended April 30, 2020, no shares were purchased as part of the Company’s $2.5 million stock buyback program approved on July 19, 2016. To date, $1.7 million has been spent to repurchase 152,801 shares, with $800,000 remaining available under the buyback program.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern time today to discuss the Company’s fiscal 2021 first quarter financial results. The conference call will be hosted by Charles D. Roberson, President and CEO, and Allen E. Dillard, Chief Financial Officer. Investors can listen to the call by dialing 844-369-8770 (Domestic) or 862-298-0840 (International). For a replay of this call through June 16, 2020, dial 877-481-4010, Pass Code 34780.

About Lakeland Industries, Inc.:
We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 1,600 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly, and to industrial distributors depending on the particular country and market. Sales are made to more than 50 countries, the majority of which were into the United States, China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries, Inc.	Darrow Associates
256-445-4000	512-551-9296
Allen Dillard	Jordan Darrow
aedillard@lakeland.com	jdarrow@darrowir.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

(tables follow)

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
($000’s Except Share Information)

ASSETS	April 30,	January 31,
	2020	2020
Current assets
Cash and cash equivalents	$23,473	$14,606
Accounts receivable, net of allowance for doubtful accounts of $647 and $497 at April 30, 2020 and January 31, 2020, respectively	25,074	17,702
Inventories	37,470	44,238
Prepaid VAT and other taxes	1,516	1,228
Other current assets	3,229	2,033
Total current assets	90,762	79,807
Property and equipment, net	9,847	10,113
Operating leases right-of-use assets	2,246	2,244
Deferred tax assets	3,625	5,939
Prepaid VAT and other taxes	292	333
Other assets	81	98
Goodwill	871	871
Total assets	$107,724	$99,405
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,119	$7,204
Accrued compensation and benefits	2,020	1,300
Other accrued expenses	3,713	2,445
Current maturity of long-term debt	-----	1,155
Short term borrowings	139	----
Current portion of operating lease liabilities	925	835
Total current liabilities	12,916	12,939
Long-term portion of operating lease liabilities	1,268	1,414
Total liabilities	14,184	14,353
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	-----	-----
Common stock, $0.01 par; authorized 20,000,000 shares Issued 8,485,517 and 8,481,665; outstanding 7,976,275 and 7,972,423 at April 30, 2020 and January 31, 2020, respectively	85	85
Treasury stock, at cost; 509,242 shares	(5,023)	(5,023)
Additional paid-in capital	75,314	75,171
Retained earnings	26,215	17,581
Accumulated other comprehensive loss	(3,051)	(2,762)
Total stockholders' equity	93,540	85,052
Total liabilities and stockholders' equity	$107,724	$99,405

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
($000’s Except Share Information)

	Three Months Ended April 30,
	2020	2019
Net sales	$45,582	$24,684
Cost of goods sold	23,438	17,130
Gross profit	22,144	7,554
Operating expenses	9,774	7,869
Operating profit (loss)	12,370	(315)
Other income (expense), net	6	(27)
Interest expense	(17)	(34)
Income (loss) before taxes	12,359	(376)
Income tax expense	3,725	89
Net income (loss)	$8,634	$(465)
Net income (loss) per common share:
Basic	$1.08	$(0.06)
Diluted	$1.07	$(0.06)
Weighted average common shares outstanding:
Basic	7,972,423	8,013,840
Diluted	8,044,849	8,013,840

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation to GAAP Results

	Three Months Ended April 30,
	2020	2019
Net sales	$45,582	$24,684
Year over year growth	84.66%	1.40%
Gross profit	22,144	7,554
Gross profit %	48.58%	30.60%
Operating expenses	9,774	7,869
Operating expenses as a percentage of sales	21.44%	31.88%
Operating income (loss)	12,370	(315)
Operating income as a percentage of sales	27.14%	(1.28%)
Interest expense	(17)	(34)

Other income (expense), net	6	(27)

Pretax income	12,359	(376)
Income tax expense	3,725	89
Net income (loss)	$8,634	$(465)

Weighted average shares for EPS-Basic	7,972,423	8,013,840
Net income (loss) per share	$1.08	$(0.06)

Operating income	$12,370	$(315)
Depreciation and amortization	453	383
EBITDA	12,823	68
Stock-based compensation	163	201
Adjusted EBITDA	12,986	269
Cash paid for taxes (foreign)	861	276
Capital expenditures	194	168
Free cash flow	$11,931	$(175)

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation of Non-GAAP Results

	Three Months Ended April 30,
	2020	2019
Net Income (loss) to EBITDA
Net Income (loss)	$8,634	$(465)
Interest	17	34
Taxes	3,725	89
Depreciation and amortization	453	383
Less Other income (expense), net	6	(27)
EBITDA	12,823	68
EBITDA to Adjusted EBITDA (excluding non-cash and one-time expenses)
EBITDA	12,823	68
Equity compensation	163	201

Adjusted EBITDA (excluding non-cash and one-time expenses)	12,986	269
Adjusted EBITDA to Adjusted Free Cash Flow (excluding non-cash and one-time expenses)
Adjusted EBITDA (excluding non-cash and one-time expenses)	12,986	269
Cash paid for taxes (foreign)	861	276
Capital expenditures	194	168
Adjusted Free Cash Flow (excluding non-cash and one-time expenses)	$11,931	$(175)